Exhibit 99

CHAPARRAL WINS POWERBOAT MAGAZINE "BOAT OF THE YEAR" AWARD

ATLANTA, GA  May 9, 2008 – Marine Products Corporation (NYSE:MPX) today reported that its wholly owned subsidiary, Chaparral Boats, Inc., has won the prestigious Powerboat Magazine Boat of the Year Award for Product Excellence in the runabout category for 2008.  This is the tenth Powerboat Magazine “Boat of the Year” award won by Chaparral.

The winning boat was the new 284 Sunesta, which is the largest of the new line of patented Wide TechTM crossover boats.  This bow design transposes a wide bow into a traditional deck, while still maintaining a bold and stylish profile.  Other innovative features of this boat include an electric actuated platform lounge that converts the aft couch into a full sun lounge, and sliding bow seats.  Describing the award-winning boat, Powerboat Magazine stated, “Chaparral’s wonderful 284 Sunesta was like four boats wrapped up in one.  If you were to trace the genetics of the 284 Sunesta, you’d find the combined DNA of a deck boat, a sport boat, a runabout and –as strange as it may seem – a wakeboard boat.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:
BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Corporate Finance
404.321.7910	404.321.2162
irdept@marineproductscorp.com